Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
Renee Svec	Cindy Williams
Director of Marketing & Communications	Investor Relations Manager
727.214.3411, ext. 212	727.214.3411, ext. 260
rsvec@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE NAMES

VAN SKILLING TO BOARD OF DIRECTORS

ST. PETERSBURG, Fla., Dec. 6, 2005—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced the appointment of D. Van Skilling to its board of directors.

Skilling is the retired chairman and chief executive officer of Experian Information Solutions, Inc. (formerly TRW Information Systems & Services), a leading provider of consumer and business credit and direct marketing services based in Orange County, Calif. A 26-year veteran with TRW Inc., Skilling was named to his former position in September 1996, when Experian became a privately held company.

“First Advantage is most pleased to welcome Van to our board of directors,” said Parker S. Kennedy, chairman of the board of First Advantage Corporation. “Several of our board members, including myself, have had the opportunity to work with Van as a member of The First American Corporation board. We value his insightful guidance and look forward to his service as we continue to focus on First Advantage’s successful growth.”

Skilling currently serves as a member of the board of directors for several companies, including: Lamson & Sessions, where he chairs the compensation, nomination and governance committees; McData, where he is a member of the audit and governance committees; Onvia, where he is a director and member of the compensation committee; and American Business Bank, where he chairs the compensation committee and is a member of the audit committee. As a member of The First American Corporation board, he sits on the audit and executive committees.

Skilling earned a Master of Business Administration in international business from Pepperdine University in Los Angeles and a Bachelor of Science degree in both chemistry and zoology from Colorado College, where he now serves as chairman of the board of trustees.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and subprime markets; business credit information in the transportation industry; lead generation services; motor vehicle record

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First Advantage Names Van Skilling to the Board of Directors

reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 3,700 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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